In connection with the securities offered from the registration statement (File No. 333-141879) by means of this prospectus supplement, a filing fee of $352.97, calculated in accordance with Rules 456(b) and 457(r), has been paid with respect to $8,981,377.44 aggregate offering price of the securities being registered (based on a per common share price of $49.47) estimated solely for purposes of computing the registration fee on the basis of the average of the high and low prices of the common shares as reported on the New York Stock Exchange on July 14, 2008.

Filed pursuant to Rule 424(b)(7)
Registration Statement No.  333-141879

Prospectus Supplement, dated July 15, 2008
To Prospectus Dated April 4, 2007

HOME PROPERTIES, INC.

181,552 Shares of Common Stock

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This prospectus supplement updates and supplements the prospectus of Home Properties, Inc. (referred to as “Home Properties,” “we” or “us”), dated April 4, 2007 (which we refer to as the prospectus).

Our operating partnership, Home Properties, L.P., issued 181,552 units of limited partnership interest, or units, in a private transaction in partial or full consideration for the acquisition by the operating partnership of an apartment community on November 1, 2007.  Each unit is exchangeable for the cash or one share of our common stock, at our option.  If we elect to issue shares of our common stock in exchange for operating partnership units, the recipients of such common stock, whom we refer to as the selling securities holders, may use this prospectus supplement together with our prospectus to resell from time to time the shares of our common stock.  We have contractually agreed to register the shares of common stock that we may issue to them upon the exchange of their units.  Our registration of the common stock, or the listing of the selling securities holders in this prospectus supplement, does not necessarily mean that the selling securities holders will exchange their operating partnership units or offer or sell any of the common stock in the near future.  Each selling security holder has contractually agreed that, for a period of one year following the acquisition by the operating partnership of the apartment community formerly owned by such selling securities holder, the selling securities holder will not exchange their operating partnership units or sell any operating partnership units or common stock for which such units may have been exchanged.

The holders may from time to time offer and sell the common stock on the New York Stock Exchange or otherwise and they may sell the common shares at market prices or at negotiated prices.  They may sell the common stock in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, pursuant to Rule 144 under the Securities Act of 1933 or otherwise.  If the holders sell the common stock through brokers, they expect to pay customary brokerage commissions and charges.

We will not receive any of the proceeds when any selling securities holder sells any of its common stock.  However, we have agreed to pay expenses of the registration.

This prospectus supplements information contained in the prospectus.  This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.  The prospectus and this prospectus supplement form a part of a registration statement filed by us with the Securities and Exchange Commission.

Our common stock is listed on the New York Stock Exchange under the symbol “HME.”

Investing in our common stock involves various risks.  See “Risk Factors” beginning on page [1] of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement, together with the prospectus, constitutes the offer of 181,552 shares of our common stock issuable upon exchange of units by the selling securities holders.

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The date of this prospectus supplement is July 15, 2008

SELLING SECURITIES HOLDERS

In a transaction on November 1, 2007, the operating partnership issued and sold 181,552 units to the selling securities holders in a private placement transaction in partial or full consideration for the acquisition by the operating partnership of an apartment community owned by the selling securities holders.  The selling securities holders may from time to time offer and sell pursuant to this prospectus supplement and the prospectus any and all of the shares of our common stock issuable upon exchange of the units.  Our registration of the shares of common stock issuable upon conversion of the units does not necessarily mean that the selling securities holders will sell all or any of the shares of common stock underlying their units.  In connection with the acquisitions pursuant to which the units were issued, we agreed to register the shares of common stock for resale by the holders.

The following table sets forth information with respect to the selling securities holders and the units and common stock beneficially owned by each selling securities holder that may be offered from time to time by each selling securities holder pursuant to this prospectus supplement and the prospectus.  The information in the table below is based on information provided by or on behalf of the selling securities holders on or prior to July 14, 2008, and may change over time.  In particular, the selling securities holders identified below may have sold, transferred or otherwise disposed of all or a portion of their units since the date on which they provided to us information regarding their holdings in transactions exempt from the registration requirements of the Securities Act of 1933.  The selling securities holders may offer all, some or none of the common stock issuable upon exchange of the units.

We have assumed for purposes of the table below that the selling securities holders will exchange all of their units into shares of common stock and sell all of such shares of common stock pursuant to this prospectus supplement and the prospectus, and that any other shares of our common stock beneficially owned by the selling securities holders will continue to be beneficially owned.

The percentage of common stock beneficially owned by each selling securities holder is based on 31,844,414 shares of common stock outstanding as of June 30, 2008.

To our knowledge, none of the selling securities holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Selling securities holder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Maximum Number of Shares of Common Stock Being Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After this Offering
	Number	Percent		Number	Percent
Richard N. Dubin and Elizabeth A. Dubin, as tenants by the entireties	90,776 (2)	*	90,776	0	*
Nancy M. Zirkin	90,776 (2)	*	90,776	0	*
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*  Less than 1.0%

(1)           Assumes exchange of all units held for shares of common stock.
(2)           These shares are in addition to the 26,953 shares of common stock registered on Prospectus Supplement dated April 4, 2007 to
Prospectus dated April 4, 2007.

PLAN OF DISTRIBUTION

Selling securities holders may use this prospectus supplement and the prospectus in connection with resales of the shares of common stock they receive upon exchange of their operating partnership units.  Selling securities holders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.  The selling securities holders will receive all the proceeds from the sale of the securities.  We will not receive any proceeds from sales by selling securities holders.

The selling securities holders may sell the securities being offered, from time to time:

•           through agents to the public or to investors;
•           directly to investors in market transactions or block sales; or
•           through a combination of any of these methods of sale.